Exhibit 99.1

Investor Contact:	Nancy Christal Senior Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen H. Boone Senior Vice President Corporate Communications & Community Relations (401) 770-4561

FOR IMMEDIATE RELEASE

CVS Caremark Corporation Announces Early Results of Tender Offers, Pricing, Election of Early Settlement and Increase in the Maximum Tender Offer Amount

WOONSOCKET, RI, December 10, 2012 – CVS Caremark Corporation (NYSE: CVS) announced today the early tender results, applicable Reference Yields and consideration payable in connection with its previously announced cash tender offers (the “Tender Offers”) commenced on November 26, 2012 for (1) any and all of its 6.60% Senior Notes due 2019 (the “Any and All Notes”) and (2) up to a maximum amount of its 6.125% Senior Notes due 2016 and 5.750% Senior Notes due 2017 (collectively, the “Maximum Tender Offer Notes” and together with the Any and All Notes, the “Notes”).

In addition, CVS Caremark has amended the terms of the Tender Offers to increase the Maximum Tender Offer Amount such that the maximum aggregate principal amount of the Maximum Tender Offer Notes tendered and accepted for purchase will be equal to $1,325,000,000 less the aggregate principal amount of the Any and All Notes tendered and accepted for purchase.  Other than the increase to the Maximum Tender Offer Amount, all other terms and conditions of the Tender Offers, as previously announced, remain unchanged.  The Tender Offers are being made solely pursuant to CVS Caremark’s Offer to Purchase dated November 26, 2012, as amended or supplemented (the “Offer to Purchase”).

Dave Denton, Executive Vice President and Chief Financial Officer stated: “Through this transaction as well as our recent debt issuance, we are taking advantage of the current favorable interest rate environment.  This debt refinancing will enhance our long-term debt structure and decrease our interest expense going forward.”

As of the previously announced early tender date and time of 5:00 p.m., New York City time, on December 7, 2012 (the “Early Tender Date”), the principal amounts of the Notes listed in the table below had been validly tendered and not validly withdrawn.  The table below also sets forth for each series of Notes, among other things, the applicable Reference Yield and Total Consideration payable for each $1,000 in principal amount of Notes tendered and accepted for purchase pursuant to the Tender Offers:
Title of Notes	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Acceptance Priority Level	UST Reference Security	Reference Yield	Fixed Spread (bps)	Early Tender Payment(1)	Total Consideration(1)(2)	Accrued Interest(1)
Any and All Notes:
6.60% Senior Notes due 2019	126650BN9	$1,000,000,000	$602,958,000	1	1.625% U.S. Treasury Notes due 11/15/2022	1.628%	-15	$30	$1,305.20	$15.77(3)

Maximum Tender Offer Notes:
6.125% Senior Notes due 2016	126650BE9	$ 700,000,000	$278,619,000	2	0.750% U.S. Treasury Notes due 10/31/2017	0.615%	10	$30	$1,193.83	$22.29(4)
5.750% Senior Notes due 2017	126650BH2	$1,750,000,000	$851,533,000	3	0.750% U.S. Treasury Notes due 10/31/2017	0.615%	25	$30	$1,211.88	$ 3.99(4)

(1)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2)
Based on the Reference Yield of the applicable UST Reference Security as of 2:00 p.m., New York City time on December 7, 2012 as determined by the Dealer Managers, and excludes accrued and unpaid interest.  The Total Consideration includes the Early Tender Payment.

(3)	Based on a Settlement Date of December 11, 2012.
(4)	Based on a Settlement Date of December 26, 2012.

Acceptance of tendered Notes may be subject to priority and proration as described in the Offer to Purchase.  Following the Expiration Date, any validly tendered Notes that are not purchased pursuant to a Tender Offer will be promptly returned to the tendering Holders.  Definitive tender offer results will not be available until after the Tender Offers expire at 11:59 p.m., New York City time, on December 21, 2012 (such date and time, as may be extended, the “Expiration Date”).

Holders of Notes validly tendered and not withdrawn at or prior to the Early Tender Date and accepted for purchase will be eligible to receive the applicable Total Consideration listed in the table above, which includes the applicable Early Tender Payment (as defined in the Offer to Purchase).  Holders of Notes validly tendered and not withdrawn after the Early Tender Date but at or prior to the Expiration Date and accepted for purchase will be eligible to receive the applicable Tender Offer Consideration, namely the applicable Total Consideration minus the applicable Early Tender Payment specified in the table above. In addition to the Total Consideration or Tender Offer Consideration, as applicable, Holders of Notes accepted for purchase will receive Accrued Interest (as defined in the Offer to Purchase) on those Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined in the Offer to Purchase).

The Withdrawal Deadline has passed and has not been extended. Holders of Notes who validly tendered their Notes prior to the Withdrawal Deadline, and Holders of Notes who validly tender their Notes after the Withdrawal Deadline but on or prior to the Expiration Date, may not withdraw their tendered Notes unless we are required to extend withdrawal rights under applicable law.

CVS Caremark also announced its election, with respect to the Any and All Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date, to make payment for such Any and All Notes on December 11, 2012 (the “Early Settlement Date”).  Payment for the Maximum Tender Offer Notes validly tendered and accepted pursuant to the Maximum Tender Offers, and for the Any and All Notes validly tendered at or prior to the Expiration Date and not already purchased on the Early Settlement Date, will be made promptly following acceptance after the Expiration Date (the “Final Settlement Date”).  The Final Settlement Date is expected to be on December 26, 2012.

The Tender Offers are conditioned upon certain conditions described in the Offer to Purchase. CVS Caremark expressly reserves the right, in its sole discretion, subject to applicable law, to amend, extend or terminate any Tender Offer at any time prior to the Expiration Date. The Tender Offers are not conditioned on any minimum principal amount of Notes being tendered.

CVS Caremark has retained Barclays Capital Inc. and U.S. Bancorp Investments, Inc. to act as Dealer Managers for the Tender Offers.  D.F. King & Co., Inc. has been retained to act as the tender and information agent for the Tender Offers.  For additional information regarding the terms of the Tender Offers, please contact the Dealer Managers at Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or at U.S. Bancorp Investments, Inc. at (877) 558-2607 (toll-free) or (612) 336-7604 (collect).  Requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 949-2583 (for all others toll-free).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Tender Offers are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal made available to Holders of the Notes. None of CVS Caremark, the Dealer Managers, the Tender Agent, the Information Agent or their respective affiliates is making any recommendation as to whether or not Holders should tender all or any portion of their Notes in the Tender Offers.  Holders are urged to evaluate carefully all information in the Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisers and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

About the Company:

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company’s more than 7,400 CVS/pharmacy® stores; its leading pharmacy benefit manager serving more than 60 million plan members; and its retail health clinic system, the largest in the nation with approximately 600 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company with an unmatched breadth of capabilities, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about how CVS Caremark is reinventing pharmacy for better health at http://info.cvscaremark.com.

Forward-looking Statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2011 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.